Exhibit 99
MEREDITH CORP.
FISCAL 2018 SECOND QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell:

Good afternoon and thanks everyone for joining us. Our call today will begin with comments from Chairman and Chief Executive Officer Steve Lacy, President and Chief Operating Officer Tom Harty and Chief Financial Officer Joe Ceryanec. Then we’ll turn the call over to your questions. Also on the line today are Local Media Group President Paul Karpowicz and National Media Group President Jon Werther.

An archive of the call will be available tomorrow on our investor website. Our remarks will include forward-looking statements, and actual results may differ from forecasts. Some of the reasons why are described at the end of our news release issued earlier today, and in some of our SEC filings.

Certain financial measures that we are discussing on this call are expressed on a non-GAAP basis and have been adjusted to exclude the impact of special items. Reconciliations of these non-GAAP measures are included in our earnings release, which is available in the investor relations section of our website. With that, Steve will begin.

Steve Lacy:

Thank you very much, Mike, and good afternoon everyone. I hope you have seen our news release issued earlier this afternoon. We’re very pleased to have closed our acquisition of Time Inc. in just two short months, and to have delivered record earnings per share for a non-political second quarter and for the first half of our fiscal 2018.

I’ll begin this afternoon with Meredith’s second quarter and first half results. Next, I’ll review the key strategic rationale that drove the Time Inc. acquisition and give you a Day 1 snapshot of what Meredith looks like now.

Then I’ll turn it over to Joe and Tom, who will:

•	Discuss a series of events and activities that have happened since the November 26 acquisition announcement;

•	Update you on how the Meredith and the Time Inc. properties have performed;

•	Outline our Integration and Go-Forward Strategy; and

•	Provide insight into how we’re thinking about our financial outlook for the near term.

We were quite pleased to report record earnings per share for a non-political second quarter and first half. Our performance was driven by strong growth in non-political ad revenues in our Local Media Group, along with record digital performance and solid expense discipline in our National Media Group.

Fiscal 2018 second quarter earnings per share were $3.49, compared to $1.58 per share in the prior-year period.

Excluding special items in both periods, fiscal 2018 second quarter earnings per share were $1.14, compared to earnings per share of $1.30 a year ago when we benefited from $0.52 per share in political-related advertising revenues.

Total company revenues were $418 million, that compared to $443 million in the prior-year period, again reflecting the absence of $38 million of political advertising revenues.

Special items in our fiscal 2018 second quarter included:

•	A benefit of $2.92 per share from revaluing deferred income taxes related to changes in the U.S. corporate income tax rate;

•	Transaction expenses of $0.23 per share related to the Time Inc. acquisition; and

•	A charge of $0.34 per share related to the impairment of a trademark and a realignment in our National Media Group.

Taking out all of the special items and the impact of tax reform, second quarter earnings per share would have been $0.93, above the high end of the $0.87 to $0.92 per share range we communicated on October 27, 2017.

First half fiscal 2018 earnings per share were $4.23, that compared to $2.33 per share in the prior-year period.

Excluding special items in both periods, fiscal 2018 first-half earnings per share were $1.83, compared to $2.05 a year ago, again, when we benefited from $0.72 per share in political-related advertising revenue.

Total company revenues for the first half were $810 million, compared to $843 million in the prior-year period, reflecting the absence of $53 million of political advertising revenues.

Turning now to our operating group results:

•
Fiscal 2018 second quarter Local Media Group revenues were $170 million and operating profit was $51 million, both are record highs for a non-political second quarter. Our results reflect the absence of $38 million of high-margin political advertising, as is expected in a non-election year. Non-political ad revenues were up 13 percent, led by growth in the Phoenix, Atlanta and in our Las Vegas markets. Our two largest categories — auto and professional services — were particularly strong.

•
Fiscal 2018 second quarter National Media Group revenues were $247 million. National Media Group operating profit was $12 million, that compared to $47 million in the prior-year period. Excluding special items in both periods, fiscal 2018 second quarter National Media Group operating profit increased 2 percent to $35 million, driven by lower expenses in our magazine activity. Total advertising revenues were $126 million. Our magazines grew their share of industry advertising to a record 14 percent. At the same time, digital advertising revenues increased 7 percent, driven by stronger yield, particularly on our programmatic platform. Digital ad revenues accounted for 44 percent of total National Media Group ad revenues in the period

With that review of our fiscal 2018 second quarter and first half, I’ll pivot the conversation this afternoon to our Time Inc. acquisition, starting with a review of the strategic rationale for the transaction.

First, in combining the companies, we have created a diversified multiplatform media company with significant scale. Scale is exceptionally important in today’s evolving Media landscape. More and more marketers and agencies are consolidating budgets with partners who have the scale, trusted brands and ability to deliver improved return on ad spend. We now reach 200 million unduplicated consumers, including 85 percent of adult millennial women. We possess a multi-platform product suite that delivers our highly coveted audience to advertisers and marketers alike. We have leading positions in entertainment, food, lifestyle, parenting, home, and news and sports from a content creation perspective. We also enhanced our position in the beauty, fashion and luxury ad categories.

Second, we added to our portfolio of best-in-class national brands, which now includes People, along with Better Homes & Gardens, Shape and InStyle. We are, without a doubt, the #1 U.S. magazine operator, reaching 115 million women monthly, and the owner of 5 of industry’s Top 10 brands. Along with print advertising, our diversified revenue streams include digital advertising; stable circulation spread across nearly 60 million individual subscribers; a highly profitable brand licensing business; and ecommerce, events, and content management activities.

Third, we have significantly accelerated our digital scale, with nearly 170 million monthly unique visitors in the U.S. and over 10 billion annual video views. This scale moves us solidly into the Top 10 among U.S.-based companies as ranked by traffic, just behind Amazon and all Microsoft sites. We expect to generate nearly $700 million in digital ad revenues, representing more than 30 percent of our advertising revenues. We are the #1 digital publisher in the Lifestyle and Food categories and for millennial women. We are well-positioned to benefit from fast-growing digital advertising platforms including native, video, shopper marketing, programmatic and social. With our new scale, including 250 million addressable email accounts, we will have many new segmentation and targeting tools to better leverage our data in real-time, putting the right offering in front of the right consumer at exactly the right time. This means delivering higher returns to our advertising clients, and growth in digital advertising revenues beyond the combined $700 million level.

Fourth, we’ll continue to benefit from the strong and growing contribution from our Local Media Group. Our portfolio of 17 high-performing television stations is a consistent generator of strong cash flow — averaging approximately $230 million of EBITDA annually - and coming off a record fiscal 2017. We have highly profitable duopolies in 5 of our 12 markets. Our stations reach 11 percent of U.S. television households and are primarily Big 4 network affiliates. Because ad dollars generally follow the consumer audience, we are focused on large and mid-size markets that are growing faster than the U.S. average. Our stations are local market leaders, with the No. 1 or No. 2 audience position in the morning or late news time slots in most of our markets. This is an important distinction because the largest players command more than their fair share of local market advertiser spending.

Fifth, this combination meaningfully enhances our financial strength and flexibility. We expect to generate cost synergies at the high end of the previously stated $400 million to $500 million range within the first two full years of combined operations. We have an excellent track record of achieving cost synergies with prior acquisitions, and are confident in our ability to optimize the cost structure of the combined business.

Sixth, we expect to maintain a strong credit profile and continue to generate strong cash flow. We have a modest leverage under 3x, including estimated synergies at close. The pro forma company is well equitized, with total equity representing more than 50 percent of capitalization.

Finally, Meredith continues to be led by a very experienced best-in-class management team with a proven track record of outperforming our peers, and successfully integrating acquisitions.

I am pleased to announce that effective tomorrow, February 1, my long-time business partner Tom Harty becomes President and Chief Executive Officer. I will continue as an employee of Meredith serving as Executive Chairman.

These new roles are the next phase in a well-planned succession process that began when Tom was promoted to President and Chief Operating Officer in 2016. He has done an outstanding job leading our operating groups.

In my new role, I will work with Tom to determine Meredith’s strategic agenda; continue to represent Meredith to the investment and financial communities; lead our Board activities; while playing a greater role in media industry association activities, particularly legislative initiatives.

In his new role, Tom will continue to lead our National and Local media groups with a significant emphasis on successfully integrating the Time Inc. acquisition and delivering the financial results for our shareholders. In addition, Tom will add oversight of our finance and legal activities.

I look forward to working closely with Tom and the senior leadership team as together we create an even more powerful media and marketing company.

With those remarks, I’ll turn it over to Joe Ceryanec to discuss what has transpired since we announced the Time Inc. transaction Thanksgiving weekend.

Joe: Thanks Steve.

It’s been just two months since we announced this transaction, and we’re here today announcing that we’ve closed. Many positive developments have occurred during that two-month period, and here are some highlights:

First, we cleared the Hart Scott Rodino process without a second request, which allowed us to close this transaction so quickly.

Second, Time Inc’s shareholders supported this transaction as 66 percent of the shares were tendered as of last night.

Third, as you may have heard, we had very positive results earlier this month from the marketing of both our secured credit facilities and bonds. Both of our facilities were very well-received and significantly oversubscribed, which allowed us to tighten the pricing below what we initially expected in our financial model. We expect this will save us about $10 million annually in interest in comparison to our original assumptions.

Speaking of the financial model, the impact of tax reform reduces the federal corporate tax rate to 21 percent from 35 percent, effective for taxable years beginning on or after January 1, 2018. When we did our acquisition financial model, we used 38.5 percent as a combined federal and state effective tax rate. We now expect that our effective combined rate will come down to the mid-20-percent level beginning in our fiscal 2019, and this lower rate should save us several hundred million of dollars in taxes over the next five years.

Fifth, the team at Time Inc. was more successful than we expected at select asset sales prior to our acquisition close. While all the deals haven’t closed, we expect these sales to add more than $200 million of cash to our balance sheet, further reducing our net leverage. We had not assigned much or any value to these businesses, and therefore their sale did not reduce the value of the business that we acquired.

The success of these asset sales also gives us significantly higher expectations for the net proceeds we might receive for any assets that we may choose to divest as a result of our portfolio review.

Finally, I would like to share with you that preliminary indications are that Time has delivered calendar 2017 results in-line with its previously stated expectation of $400 million of Adjusted OBIDA. From what we can tell, it also appears that Time delivered about $25 million of its previously announced expense reductions during calendar 2017.

With that I’ll turn it over to Tom to discuss our plans now that the transaction has closed.

Tom: Thanks Joe.

Our go-forward strategy consists of four key components:

•	One, bring the advertising and circulation performance of the acquired Time Inc. properties to at least industry norms by the start of Calendar 2019.

•	Two, aggressively grow revenue and raise the margins on the acquired Time Inc. digital properties to Meredith’s mid-to-high teens margin levels.

•	Three, conduct a portfolio review of the combined company’s media assets and divest those not core to our business and that might be of more value to another operator.

•	Four, fully realize the high-end of the $400 million to $500 million range of annual cost synergies within the first two full years of operation.

Let me provide you with more detail on each of these initiatives, starting with improving the print advertising performance of the acquired titles to at least industry norms.

Several years ago at Meredith, we began budgeting for mid-to-high single-digit annual declines in print advertising volume. And, for each of the past five years, that’s exactly what we experienced, with organic declines ranging from 4 to 7 percent annually. I would characterize this performance as slightly above overall industry results.

Historically, Time Inc. — which owned the best portfolio of media assets in the industry — outpaced industry performance. However, in 2016 Time Inc. realigned its sales structure and its go-to-market strategy to focus on advertising categories instead of their individual media brands. This has resulted in revenue declines much steeper than both our own, or average industry performance.
For example, in calendar 2017, Time Inc. print magazine and digital advertising revenue declined 13 percent, compared to a 3 percent decline for Meredith’s National Media Group.
Looking into the first quarter of Calendar 2018, it appears Time Inc.’s advertising revenue performance will be down in the mid-to-high teens. By comparison, we expect Meredith’s National Media Group advertising revenue performance for the first quarter of Calendar 2018 to be down in the high single digits.
Turning around the performance of the Time Inc. titles will take time. Fortunately, we were able to close the acquisition in just over 60 days. This gives us the balance of Calendar 2018 to implement Meredith’s strategies, standards and discipline across the portfolio, and we expect to see progress starting in the second half of Calendar 2018. Importantly, it gives us a head start before large client ad buys are negotiated in the late summer and fall.

Similarly, Meredith’s circulation business — anchored by our strong subscription activities that account for more than 90 percent of our circulation base — has outperformed Time Inc.’s, which is more dependent on the newsstand. We plan to launch a large-scale initiative to use our respective subscription files to cross-promote titles to both increase circulation revenue and lower subscription acquisition costs. Additionally, we will use our new scale to achieve cost efficiencies.

Our second go-forward strategy is to aggressively grow revenue and increase the margins of the acquired Time Inc. digital properties. For the past five years, Meredith has operated a profitable digital business with margins in the mid-to-high teens. In fiscal 2017, we achieved the important milestone of digital ad revenue gains more than offsetting print ad declines — resulting in organic ad growth for our national properties.

With the acquisition of the Time Inc. properties, we have become a Top 10 digital player with 170 million monthly unique visitors. Importantly, we will more than triple the $200 million of digital revenues we generate to nearly $700 million for the combined company. There is tremendous upside in raising the performance of the former Time Inc. digital properties to Meredith’s level. Frankly, the increased scale and potential upside of our digital business is something we believe has been overlooked by the financial community in evaluating the transaction.

Third, now that we officially own both portfolios, we are launching a thorough combined media asset review to determine where the most opportunity exists to grow revenues and reduce costs. We will focus on creating stronger and more profitable properties, with a goal to being the #1 or #2 brand in the space, because just like in our television business, top brands garner the lion’s share of the ad revenues.

Additionally, we will explore divesting assets that are not core to our business and might perform better with a different owner. As Joe mentioned, we have been pleasantly surprised with recent transaction prices in the media space, and inbound interest for certain properties has been strong.

Finally, we are very focused on fully realizing the high end of the $400 to $500 million range of annual cost savings within the first two full years of operation. Given our previous initiatives to acquire Time Inc., we are very familiar with the available synergy opportunities. We are laser-focused on this goal, and will bring to bear the cost discipline you’ve come to expect from Meredith.

In closing, we have hit the ground running. For the past two months, integration teams from Meredith and Time Inc. have been preparing for this day. Now that we are all one company, work on the initiatives outlined today will progress quickly. I look forward to updating everyone on our progress on our fiscal 2018 third-quarter earnings call in late April.

Now I’ll turn it back to Joe to discuss our financial outlook.

JOE: Thanks Tom.

Normally this is the point in the call where we would provide a forward-looking outlook. However, because:

(1) We just closed the transaction today;

(2) As Tom said, we are doing a deep dive into our combined portfolios and may choose to divest certain assets;

(3) We are still analyzing the impact of tax reform on the combined company;

(4) We are still analyzing the timing of the synergies we committed to; and lastly

(5) We are analyzing the impact of the revaluation of Time Inc.’s balance sheet, including performing fair value calculations, as part of purchase accounting.

Thus at this point, we are not ready to share a forward-looking outlook for our fiscal third quarter or the remainder of Fiscal 2018.

We do expect to be in a position to provide a more definitive outlook, including any divestitures we plan to execute on, at the end of third fiscal quarter when we report our March quarter results. This would include revenue and profit expectations for both our fiscal fourth quarter and full fiscal year ending June 30, 2018. We then expect to be able to return to Meredith’s traditional outlook methodology in late July when we close out our fiscal 2018 and provide our outlook for our Fiscal 2019.

With that I’m going to turn it back to Steve to lead the Q &A.